EXHIBIT 3.2

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.  Name of corporation:

Ashford Nevada Holding Corp.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series D Convertible Preferred Stock, which shall have the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in the resolutions attached hereto at Exhibit A.

3. Effective date of filing: (optional)	November 6, 2019, at 1:00 PM Pacific Time

(must not be later than 90 days after the certificate is filed)

4.Signature: (required)

X /s/ Deric S. Eubanks
Signature of Officer	Deric S. Eubanks, Chief Financial Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised 1-5-15

Exhibit A

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of Ashford Nevada Holding Corp. (to be known as Ashford Inc. after a corporate name change) (the “Corporation”), under its Articles of Incorporation, as amended (the “Charter”),and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), 19,120,000 shares of the authorized but unissued preferred stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), be, and it hereby is, designated and established as a single class of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Convertible Preferred Stock”); and

FURTHER RESOLVED, that the Series D Convertible Preferred Stock shall have the powers and preferences, participating, optional and other rights, and the qualifications, limitations and restrictions thereon set forth below:

1.              Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Base Strike Price” means $25 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Shares of Series D Convertible Preferred Stock in a manner consistent with the corresponding adjustment to the Liquidation Value).

“Board” as defined in the first resolution, means the Board of Directors of the Corporation.

“Call Option Closing” has the meaning set forth in Section 8.3.

“Certificate of Designation” means the designation supplied by this document.

“Charter” as defined in the first resolution, means the Corporation’s Articles of Incorporation, as amended.

“Combination Agreement” means the Combination Agreement dated as of May 31, 2019, by and among the Corporation, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, Ashford, Inc., Ashford Merger Sub Inc., Remington Holdings GP, LLC, Remington Holdings, L.P., James L. Cowen and Jeremy J. Welter.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Conversion Shares” means the shares of Common Stock or other stock of the Corporation then issuable upon conversion of the Series D Convertible Preferred Stock in accordance with the terms of Section 5.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock.

“Corporation” as defined in the first resolution, means Ashford Nevada Holding Corp. (to be known as Ashford Inc. after a corporate name change).

“Date of Issuance” means, for any Share of Series D Convertible Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Dividend Payment Date” has the meaning set forth in Section 3.1.

“Excluded Issuances” means any issuance or sale by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series D Convertible Preferred Stock; or (b) shares of Common Stock issued as contemplated by the Investor Rights Agreement, including Section 3.02 thereof.

“Investor Rights Agreement” means the Investor Rights Agreement, dated November 6, 2019, by and among the Corporation, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust, the Supplemental Needs Trust FBO Lucas Wade Bennett, James L. Cowen, Jeremy J. Welter, Mark A. Sharkey and Marissa A. Bennett.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation” has the meaning set forth in Section 4.1.

“Liquidation Value” means, with respect to any Share on any given date, an amount equal to the sum of: (a) twenty five United States dollars ($25) (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series D Convertible Preferred Stock); plus (b) all unpaid accrued and accumulated dividends on such Share (whether or not declared).

“NRS” as defined in the first resolution, means the Nevada Revised Statutes.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Pari Passu Securities” has the meaning set forth in Section 2.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Call Option” has the meaning set forth in Section 8.1.

“Preferred Conversion Price” means $117.50, as adjusted pursuant to Section 5.

“Preferred Stock” as defined in the first resolution, means the authorized but unissued preferred stock of the Corporation, par value $0.001 per share.

“Preferred Stock Cash Amount” means, at any date of determination, an amount, determined on a per Share basis, equal to the sum of: (a) the Base Strike Price multiplied by one hundred and five-tenths percent (100.5%); plus (b) all accrued and unpaid dividends on the Shares of Series D Convertible Preferred Stock, as provided by this Certificate of Designation.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, that is in effect at the time.

“Senior Securities” has the meaning set forth in Section 2.

“Series D Convertible Preferred Stock” as defined in the first resolution, means the Corporation’s Series D Convertible Preferred Stock, par value $0.001 per share.

“Series D Convertible Preferred Stock Breach” has the meaning set forth in Section 6.1.

“Series D Convertible Preferred Stock Certificate” has the meaning set forth in Section 11.

“Share(s)” means share(s) of the Series D Convertible Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority of Holders” has the meaning set forth in Section 7.3.

“Transfer Agent” has the meaning set forth in Section 13.

2.              Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series D Convertible Preferred Stock shall rank: (i) prior to the Corporation’s Common Stock and any class or series of stock of the Corporation hereafter created (unless, with the consent of a Supermajority of Holders obtained in accordance with Section 7 hereof, such class or series of stock specifically, by its terms, ranks senior to or pari passu with the Series D Convertible Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (ii) pari passu with any class or series of stock of the Corporation hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, on parity with the Series D Convertible Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any class or series of stock of the Corporation hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, senior to the Series D Convertible Preferred Stock (collectively, the “Senior Securities”).

3.              Dividends.

3.1                Accrual and Payment of Dividends. From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the

Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of: (a) 6.59% per annum until the first anniversary of the Date of Issuance; (b) 6.99% per annum from the first anniversary of the Date of Issuance until the second anniversary of the Date of Issuance; and (c) 7.28% per annum from the second anniversary of the Date of Issuance, in each case, on the sum of the Liquidation Value thereof. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series D Convertible Preferred Stock in accordance with the provisions of Section 4; provided, that to the extent not paid on April 15, July 15, October 15 and January 15 of each calendar year in respect of the quarterly periods ending on March 31, June 30, September 30 and December 31, respectively (each such date, a “Dividend Payment Date”), all accrued dividends on any Share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board or funds are legally available thereof and shall remain accumulated, compounding dividends until paid in cash pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

3.2                Participating Dividends. Subject to Section 3.1, in addition to the dividends accruing on the Series D Convertible Preferred Stock pursuant to Section 3.1 hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities (which may include securities of the Corporation of a class or series other than the Shares) or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, the Corporation shall simultaneously declare and pay a dividend on the Series D Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend or distribution (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are to be determined).

3.3                Partial Dividend Payments. Except as otherwise provided in these resolutions, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series D Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

4.              Liquidation.

4.1                Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder.

4.2                Participation With Common Stock on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series D

Convertible Preferred Stock upon a Liquidation under Section 4.1, the holders of Shares of Series D Convertible Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

4.3                Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series D Convertible Preferred Stock the full preferential amount to which they are entitled under Section 4.1: (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series D Convertible Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full; and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

4.4                Notice.

(a)                         Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days prior to any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series D Convertible Preferred Stock notice (by mail to the address of the stockholder as reflected on Corporation records) of the proposed action. Such notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give notice to each holder of Shares of such material change.

(b)                         Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the initial notice or ten (10) days after giving any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

5.              Conversion.

5.1                Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Series D Convertible Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series D Convertible Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by: (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof; and then (ii) dividing the result by the Preferred Conversion Price in effect immediately prior to such conversion.

5.2                Procedures for Conversion. In order to effectuate a conversion of Shares of Series D Convertible Preferred Stock pursuant to Section 5.1, a holder shall: (a) submit a written election to the Corporation that such holder elects to convert one or more of the Shares, the number of Shares elected to be converted; and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series D Convertible Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within twenty-one (21) days thereafter) deliver to the relevant holder: (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 5.1; and, if applicable (b) a certificate in such holder’s name for the number of Shares of Series D Convertible Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

5.3                Effect of Conversion. All shares of Series D Convertible Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time.

5.4                Reservation of Stock. The Corporation shall at all times when any Shares of Series D Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of issuance upon the conversion of the Series D Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series D Convertible Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not close its books against the transfer of any of its stock in any manner which would prevent the timely conversion of the Shares of Series D Convertible Preferred Stock.

5.5                No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series D Convertible Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

5.6                Adjustment to Preferred Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 5, the Preferred Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series D Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5.6.

(a)         Adjustment to Preferred Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If, other than an Excluded Issuance, the Corporation shall, at any time or from time to time after the Date of Issuance: (i) pay a dividend or make any other distribution upon the Common Stock or any other stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities; or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, then the Preferred Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased in order that the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 5.6(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)         Adjustment to Preferred Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any: (i) capital reorganization of the Corporation; (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares); (iii) consolidation or merger of the Corporation with or into another Person; (iv) sale of all or substantially all of the Corporation’s assets to another Person; or (v) other similar transaction (other than any such transaction covered by Section 5.6(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series D Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then issuable upon conversion of such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 5 shall thereafter be applicable, as nearly as possible, to the Series D Convertible Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series D Convertible Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Preferred Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate proportional adjustment to the number of Conversion Shares acquirable upon conversion of the Series D Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Preferred Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 5.6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series D Convertible Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series D Convertible Preferred Stock.

(c)          Exceptions To Adjustment Upon Issuance of Common Stock. Anything in this Certificate of Designation to the contrary notwithstanding, there shall be no adjustment to the Preferred Conversion Price or the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock with respect to any Excluded Issuance.

(d)         Certificate as to Adjustment.

(i)             As promptly as reasonably practicable following any adjustment of the Preferred Conversion Ratio, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to each holder of record of Series D Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)          As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series D Convertible Preferred Stock, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Preferred Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series D Convertible Preferred Stock held by such holder.

(e)          Notices. In the event:

(i)             that the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series D Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other security; or

(ii)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series D Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least twenty-one (21) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be: (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent; or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other stock or securities at the time issuable upon conversion of the Series D Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Convertible Preferred Stock and the Conversion Shares.

6.              Breach of Obligations.

6.1                Series D Convertible Preferred Stock Breach. In addition to any other rights which a holder of Shares of Series D Convertible Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Series D Convertible Preferred Stock shall have the rights and remedies set forth in Section 6.2 in the event the Corporation fails to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1, whether or not such payment is declared by the Board or is legally permissible or is otherwise prohibited, for two (2) consecutive quarterly periods (a “Series D Convertible Preferred Stock Breach”); provided, that a Series D Convertible Preferred Stock Breach will not be deemed to have occurred in the event that the failure to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1 was substantially caused by any action or omission on the part of any holder of Shares of Series D Convertible Preferred Stock in such holder’s capacity as a director or officer of the Corporation.

6.2                Consequences of Breach. If a Series D Convertible Preferred Stock Breach has occurred and is continuing, then, in addition to any rights provided in the Investor Rights Agreement, until such arrearage is paid in cash in full (at which time the rights hereunder shall terminate, subject to revesting in the event of each and every subsequent Series D Convertible Preferred Stock Breach):

(a)         Increased Dividend Rate. The dividend rate on the Series D Convertible Preferred Stock set forth in Section 3.1 hereof shall increase immediately to 10.00% per annum until no Series D Convertible Preferred Stock Breach exists.

(b)         No Dividends on Common Stock. No dividends may be declared and paid, or any other distributions or redemptions may be made, on the Common Stock.

(c)          Additional Board Designation Rights. The number of directors constituting the Board shall be increased by two (2) Board seats (and the Corporation shall take all necessary action under its organizational documents, including its bylaws, to effectuate such increase and the other rights hereunder). A Supermajority of Holders, and only a Supermajority of Holders, will be entitled to designate the individuals to fill such newly created Board seats, to fill any vacancy in such Board seats and to remove and replace any individuals designated to fill such Board seats. Such additional directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board. Upon the termination of the Series D Convertible Preferred Stock Breach, the term of office on the Board of all individuals who may have been designated as directors hereunder shall cease (and such individuals shall promptly resign from the Board), and the number of directors constituting the Board shall return to the number of directors that constituted the entire Board immediately prior to the occurrence or existence of the initial Series D Convertible Preferred Stock Breach giving rise to the foregoing rights.

7.              Voting Rights and Protective Provisions.

7.1                General. The holders of Series D Convertible Preferred Stock shall be entitled to vote with the Common Stock on all matters submitted to the stockholders of the Corporation for approval with the number of votes attributable to each Share being determined on an as-converted basis assuming all Shares had been converted  pursuant to Section 5 as of immediately prior to the date as of which the holders of Common Stock entitled to vote on any such matter are to be determined. The holders of Series D Convertible Preferred Stock shall also have the voting rights as provided in Section 7.2 and Section 7.3.

7.2                Series D Convertible Preferred Stock Directors. When a Series D Convertible Preferred Stock Breach has occurred and is continuing, the holders of Series D Convertible Preferred Stock shall have the right, voting as a class, to appoint two (2) directors as provided by Section 6.2.

7.3                Protection Provisions. So long as any Shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the NRS) of the holders of at least 55% (“Supermajority of Holders”) of the shares of the Series D Convertible Preferred Stock at the time outstanding:

(a)         amend, alter or repeal any provision of this Certificate of Designation or the Charter (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to modify in any way the terms, rights, preferences, privileges or voting powers of the Series D Convertible Preferred Stock;

(b)         alter or change the rights, preferences or privileges of any stock of the Corporation so as to affect adversely the Series D Convertible Preferred Stock;

(c)          create or issue any Senior Securities;

(d)         issue any shares of Series D Convertible Preferred Stock other than pursuant to the Combination Agreement;

(e)          enter into (or suffer to exist) any agreement that expressly prohibits or restricts (i) the payment of dividends on the Series D Convertible Preferred Stock or the Common Stock or (ii) the exercise of the Change of Control Put Option (as such term is defined in the Investor Rights Agreement);

(f)           other than the payment of dividends on the Series D Convertible Preferred Stock or payments to purchase any of the Series D Convertible Preferred Stock, transfer all or any substantial portion of the Corporation’s or its Subsidiaries’ cash balances or other assets to any Person other than the Corporation or any such Subsidiary other than by means of a dividend payable by the Corporation pro rata to the holders of the Corporation’s Common Stock (together with a corresponding dividend payable to the holders of the Series D Convertible Preferred Stock in accordance with Section 3.2); or

(g)          enter into (or suffer to exist) any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

8.              Preferred Call Option.

8.1                The Corporation has an option to require each holder of Shares of Series D Convertible Preferred Stock to sell to the Corporation, and such holder is obligated to sell to the Corporation (the “Preferred Call Option”), all or any portion of the Shares of Series D Convertible Preferred Stock then owned by such holder on a pro rata basis among all such holders (except that the Preferred Call Option will not be exercised with respect to Shares of Series D Convertible Preferred Stock with an aggregate purchase price less than $25,000,000).  In the event that the Corporation elects to exercise the Preferred Call Option, then such exercise shall be directed to all holders then owning Shares of Series D Convertible Preferred Stock on a pro rata basis.  The Preferred Call Option may be exercised by the Corporation only after June 30, 2026; provided, that, in the event the Corporation exercises the Preferred Call Option, each holder of Shares of Series D Convertible Preferred Stock may, by written notice delivered to the Corporation not fewer than five (5) Business Days before the scheduled Call Option Closing, exercise such holder’s right to convert the Shares of Series D Convertible Preferred Stock into Common Stock.  In the event that the Corporation exercises the Preferred Call Option, the price to be paid to each holder of Series D Convertible Preferred Stock then owned to such holder Investor will be paid in cash in an amount equal to the Preferred Stock Cash Amount.

8.2                The Preferred Call Option may be exercised by the Corporation giving notice to all of the holders then owning Shares of Series D Convertible Preferred Stock of the Corporation’s election to exercise such option.

8.3                The closing for the purchase and sale pursuant to the Preferred Call Option will take place at the executive offices of the Corporation on the date specified in the Corporation’s notice of its exercise of the Preferred Call Option (a “Call Option Closing”); provided, that the date of the closing of such purchase and sale will take place no fewer than thirty (30) nor more than sixty (60) days after the date of such notice.  At any Call Option Closing, each holder then owning Shares of Series D Convertible Preferred Stock will deliver good and marketable title to the Shares of Series D Convertible Preferred Stock being purchased and sold, duly endorsed in blank and otherwise in good form for transfer (if applicable), free and clear of any lien, charge, claim, or encumbrance other than this Certificate of Designation.  In consideration for the same, the Corporation will deliver the consideration set forth in Section 8.1.

8.4                Notwithstanding the provisions of Section 8.1, upon written notice delivered to the Corporation not fewer than five (5) Business Days prior to the scheduled Call Option Closing, the holders of Shares of Series D Convertible Preferred Stock participating in such notice shall be entitled to specify that the number of Shares of Series D Convertible Preferred Stock subject to the Call Option (as determined on a pro rata basis) that are held by such notifying holders shall instead be allocated among such notifying holders on the basis (other than pro rata) specified in such written notice.  The Corporation shall comply with such written direction in connection with the consummation of the Preferred Call Option at the scheduled Call Option Closing provided that the Corporation is able to purchase, in the aggregate, the number of Shares of Series D Convertible Preferred Stock specified in the Corporation’s notice of its exercise of the Preferred Call Option.

9.              No Preemptive Rights. No holder of the Series D Convertible Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right or any other right to remediate dilution with respect to, any part of any new or additional issue of stock of any class whatsoever or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. Nothing herein, however, shall prohibit the Corporation from granting one or more holders of the Shares the right to participate in offerings of additional securities of the Corporation.

10.       Reissuance of Series D Convertible Preferred Stock. Any Shares of Series D Convertible Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of Preferred Stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred as Series D Convertible Preferred Stock.

11.       Record Holders. To the fullest extent permitted by applicable law, the Corporation (and any Transfer Agent for the Series D Convertible Preferred Stock) may deem and treat the record holder of any share of the Series D Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation (and any such Transfer Agent) shall not be affected by any notice to the contrary.

12.       Certificates. Series D Convertible Preferred Stock shall be certificated and issued in registered form only. The Corporation shall keep and maintain, or shall cause to be kept and maintained, a register in which, subject to such reasonable regulations as the Corporation may prescribe, the Corporation shall provide for the registration of shares and transfers, exchanges or substitutions as provided herein.

13.       Transfer Restrictions and Legends. Shares of Series D Convertible Preferred Stock may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of by a holder except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

14.       Transfer Agent. The Corporation may, its sole discretion, appoint or remove a transfer agent and registrar for the Series D Convertible Preferred Stock (the “Transfer Agent”) in accordance with the agreement between the Corporation and the Transfer Agent.

15.       Transfer. A holder may transfer a Series D Convertible Preferred Stock Certificate only upon surrender of such certificate for registration of transfer, presented at the principal executive offices of the Corporation (or the offices of the Transfer Agent, if a Transfer Agent has been appointed) with a written instruction in form satisfactory to the Corporation (and Transfer Agent) duly executed by such holder, and accompanied by certification that such transfer will comply with the appropriate transfer restrictions applicable to such Series D Convertible Preferred Stock Certificate.

16.       Lost or Stolen Certificates. Upon receipt by the Corporation of: (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates; and (ii) (y) in the case of loss, theft or destruction, indemnity (without bond or other security) reasonably satisfactory to the Corporation; or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation); the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series D Convertible Preferred Stock.

17.       Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Convertible Preferred Stock granted hereunder may be waived as to all shares of Series D Convertible Preferred Stock (and the holders thereof) upon the written consent of a Supermajority of Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series D Convertible Preferred Stock shall be required.

18.       Notices. Except as otherwise provided in this Certificate of Designation, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The address for such communications are: (i) if to the Corporation, at its principal place of business as specified in its filings with the Securities and Exchange Commission, Attention: General Counsel; and (ii) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation.